Exhibit 99.1

Contact: Holly Schoenfeldt Marketing & Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Pleased to Report Assets Under Management Up More Than Three Times, Financial Results for the 2020 Fiscal Year

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SAN ANTONIO–September 10, 2020–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported a net loss of $4.7 million, or $0.31 per share, for the fiscal year ended June 30, 2020. This compares to a net loss of $3.4 million, or $0.22 per share, for the prior fiscal year. Operating loss improved in fiscal 2020, from a $2.8 million loss in fiscal 2019 to a $2.4 million loss in fiscal 2020. This was due to an increase in operating revenues, somewhat offset by an increase in operating expenses. The increase in revenues was primarily driven by the Company’s two ETFs, which, as discussed further below, have seen increased inflows since the start of the COVID-19 pandemic.

Although the Company recorded a net operating loss for fiscal 2020, it is pleased to have seen a significant improvement in the quarter ended June 30, which saw an operating loss of $245,000, a 75 percent improvement over the operating loss of $979,000 for the quarter ended March 31, 2020. What’s more, heading into August, the Company had over $2 billion in total net assets for the first time since February 2012.

Almost half of the net loss for fiscal 2020 is due to unrealized investment losses related to decreases in valuation of corporate investments. The adoption of a new accounting pronouncement in fiscal year 2018 required changes in the fair value of the Company’s equity investments formerly classified as available-for-sale to no longer be reported through other comprehensive income, but rather through earnings. This change in accounting has resulted in investment income and losses being more volatile quarter-to-quarter. For fiscal year 2020, the Company had a total investment loss of $2.2 million compared to a $1.6 million investment loss in fiscal year 2019. Like net income, though, investment income was positive for the quarter ended June 30.

Total assets under management (AUM) on June 30, 2020, stood at $1.7 billion, a more than threefold increase from $510.1 million a year earlier. The increase was primarily due to inflows into the Company’s two ETFs, particularly the smart-beta 2.0 airlines ETF, the U.S. Global Jets ETF (JETS). Assets in JETS started to accelerate in the latter part of March 2020 and were $1.2 billion at fiscal year-end, as many value investors saw the coronavirus-related plunge in airline stocks as a buying opportunity. Positive inflows were recorded for an incredible 70 straight trading days, between March 3 and June 10, prompting Bloomberg Intelligence’s senior ETF analyst Eric Balchunas to call JETS “the hottest theme ETF in history.” Total AUM in the quantamental U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU) also rose considerably, from $14.9 million at June 30, 2019, to $86.2 million a year later, representing a 478 percent increase. As such, the Company recorded advisory fees from the ETFs totaling $1.7 million in fiscal 2020, compared to $588,000 in fiscal 2019.

JETS Exceeded $1 Billion in AUM; GOAU Above $100 Million

Despite certain challenges related to the pandemic, fiscal 2020 was a strong year for the Company’s two ETFs. Net assets in JETS broke above $1 billion for the first time ever on June 2 as value investors and hedge funds sought exposure to airline stocks, which tumbled some 50 percent due to the coronavirus-induced economic downturn. Only 18 percent of ETFs on average reach the $1 billion level, according to Bloomberg. GOAU, meanwhile, surpassed $100 million in net assets in July 2020 for the first time since its debut in June 2017.

“We couldn’t be more thrilled with how well JETS and GOAU did in fiscal 2020,” says Frank Holmes, Company CEO and chief investment officer. “The pandemic has been devastating for many businesses and households, but the economic events created huge unexpected interest in JETS, which saw a remarkable $1.3 billion in inflows between March 3 and June 10. It’s important for GROW investors to remember that JETS charges 60 basis points, making it a significant generator of revenue, but also pays all the expenses of the fund.

“Among the most enthusiastic JETS investors were from the retail side, particularly millennial Robinhood investors,” Mr. Holmes continues. “For some investing veterans, the narrative has been that ‘Robinhooders,’ as they’re called, are unsophisticated kids whose day-trading has destabilized stock prices. The reality is that many of them made some masterful calls in this last downturn. Just as the S&P 500 was bottoming, many Robinhood investors began picking up distressed airline stocks. This buying spree continued even after billionaire investor Warren Buffett announced in early May that he had dumped his shares in the top four domestic carriers.

“We spent thousands of hours in research and backtesting before launching GOAU and JETS, and it was time well spent. It took five years of patience, capital and nurturing to build the JETS brand before its spectacular growth. That growth continues as the ETF was recently approved to trade on a number of large brokerage platforms, including those at Citi, Wells Fargo and Morgan Stanley,” Mr. Holmes says.

HIVE Blockchain Recovery Underway

The Company’s primary proxy investment in the cryptocurrency mining industry remains HIVE Blockchain Technologies Ltd. (“HIVE”). As of June 30, 2020, the Company owned 10 million common shares of HIVE, valued at $2.4 million. Its stock is highly correlated with the price of Bitcoin and Ethereum, which continue to be volatile.

“As the most liquid blockchain mining company, HIVE has rebounded substantially from the lows seen in December 2019 due most likely to tax-loss selling,” Mr. Holmes comments. “At 10 million shares, HIVE is a large holding for us. For comparison’s sake, there are over 15.1 million GROW shares outstanding, so one way to look at it is that for every GROW share, we have the equivalent of two-thirds of a HIVE share.”

Mr. Holmes is the non-executive chairman of HIVE. Effective August 31, 2018, he was named HIVE’s Interim Executive Chairman while a search for a new CEO is undertaken.

Adequate Liquidity and Capital Resources

At June 30, 2020, the Company had net working capital of approximately $8.5 million and a current ratio of 5.2 to 1. With approximately $1.9 million in cash and cash equivalents and $11.4 million in unrestricted securities recorded at fair value, which together comprise approximately 71 percent of total assets, the Company has adequate liquidity to meet its current obligations. The Company also owns its own building and recently installed a number of superior commercial building grade filters to reduce the risk of possibly spreading the novel coronavirus in offices.

Share Repurchase Program

During fiscal year 2020, the Company repurchased 105,721 of its class A shares on the open market using cash of $113,000. Since January 2013, the Company has repurchased a total of 666,531 class A shares under the repurchase program using cash of $1.5 million. The share repurchase plan may be suspended or discontinued at any time.

GROW Continued Dividends

The Company has continued to pay monthly dividends for more than 11 years. The Board of Directors has authorized a monthly dividend of $0.0025 per share through September 2020, at which time the Board of Directors will consider continuation of the dividend.

Earnings Webcast Information

The Company has scheduled a webcast for 7:30 a.m. Central time on Friday, September 11, 2020, to discuss the Company’s key financial results for the year. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data: (dollars in thousands, except per share data)

	2020	2019
Operating Revenues	$4,476	$3,459
Operating Expenses	6,879	6,216
Operating Loss	(2,403)	(2,757)

Total Other Loss	(2,236)	(1,512)
Loss from Continuing Operations Before Income Taxes	(4,639)	(4,269)

Tax Benefit	(175)	(977)
Net Loss from Continuing Operations	(4,464)	(3,292)
Loss from Discontinued Operations	(338)	(147)
Net Loss	(4,802)	(3,439)
Less: Net Loss Attributable to Non-Controlling Interest from Discontinued Operations	(118)	(51)
Net Loss Attributable to U.S. Global Investors, Inc.	$(4,684)	$(3,388)
Loss per share (basic and diluted)	$(0.31)	$(0.22)

Avg. common shares outstanding (basic)	15,108,394	15,138,351
Avg. common shares outstanding (diluted)	15,108,394	15,138,351

Avg. assets under management for continuing operations (millions)	$699.5	$529.0

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com. Read it carefully before investing. Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser.

Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors. Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. Because the Global Resources Fund concentrates its investments in specific industries, the fund may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries.

The S&P 500 Stock Index is a widely recognized capitalization-weighted index of 500 common stock prices in U.S. companies.

JETS and GOAU are distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS and GOAU.